EXHIBIT 10.40
CONSULTING AGREEMENT
          THIS CONSULTING AGREEMENT (the “Agreement”) is made as of this 15th day of April, 2010 between CSS INDUSTRIES, INC. (“CSS”) and CLIFFORD E. PIETRAFITTA (“Consultant”).
          WHEREAS, CSS desires to have professional services performed by Consultant on the terms and conditions hereinafter set forth; and
          WHEREAS, Consultant desires to perform professional services for CSS upon the terms and conditions hereinafter set forth;
          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
     1. Engagement as Consultant; Independent Contractor.
          (a) CSS hereby retains Consultant to provide assistance to CSS as specifically provided in this Agreement. Consultant shall at all times act hereunder as an independent contractor and nothing herein shall be deemed to create or imply, nor shall Consultant represent himself to be, an employee or agent of CSS or any of its affiliated entities.
          (b) Consultant represents and covenants to CSS that he is not subject or a party to any employment agreement, non-competition covenant, understanding or restriction which would prohibit Consultant from executing this Agreement and performing his duties and responsibilities hereunder.
     2. Consultant Term. The term of this Agreement (the “Term”) shall commence on April 1, 2010 and shall continue until June 30, 2011. In addition, this Agreement shall terminate in accordance with Section 9 hereof.
     3. Duties and Responsibilities. During the Term, Consultant may provide assistance on certain projects relating to CSS matters that may be specifically assigned to Consultant from time to time in writing by CSS’ President, or such individual’s designees or successors (the “CSS Representative”). The parties acknowledge and agree that Consultant shall provide only the services specifically requested by the CSS Representative in writing, and that nothing herein shall constitute a commitment that CSS shall request Consultant to provide any consulting services, or any minimum quantity of consulting services, from Consultant during the Term.
     4. Extent of Service. During the Term, Consultant agrees to use his best efforts to carry out his duties and responsibilities under Section 3 hereof.
     5. Compensation. For all the services rendered by Consultant hereunder, Consultant shall be entitled to compensation at a rate of One Thousand Six Hundred Dollars ($1,600.00) per day for each day that Consultant works at least eight (8) hours performing his duties and responsibilities under Section 3 hereof. For each day in which Consultant works less than eight (8) hours performing his duties and responsibilities under Section 3 hereof, Consultant shall be entitled to compensation at a rate of Fifty Dollars ($50.00) for each fifteen (15) minutes worked by Consultant hereunder. Notwithstanding any provision in this Agreement to the contrary, Consultant shall not be entitled to any compensation for his time spent traveling to or from his primary or secondary residence, except for any specific time during the course of such travel that Consultant performs substantive work hereunder, and then only in accordance with the terms set forth in the first two sentences of this Section 5. In addition, Consultant will be compensated for all reasonable expenses incurred by him with the prior written approval of the CSS Representative, which compensation shall be paid to Consultant upon receipt of a statement of services submitted by Consultant. CSS shall pay Consultant upon receipt of a statement of services submitted by Consultant on a monthly basis.
Notwithstanding any provision in this Agreement to the contrary, CSS and Consultant agree that so long as this Agreement is not terminated by CSS for “cause” pursuant to Section 9(c) hereof, Consultant shall be eligible to receive a minimum payment hereunder in an amount equivalent to Seventy-Five Thousand Dollars ($75,000.00) (the “Minimum Payment Commitment”), which shall be calculated and paid as set forth in the last sentence of this paragraph. For purposes of clarifying the immediately preceding sentence, CSS and Consultant agree that if this Agreement is terminated by CSS pursuant to Section 9(a), 9(b) or 9(d) hereof, Consultant still shall be eligible to receive the Minimum Payment Commitment. If on each of April 30, 2011, May 30, 2011 and June 30, 2011 the aggregate amount owed and/or paid to Consultant hereunder for actual services provided by Consultant hereunder during such applicable month does not equal or exceed one-third of the Minimum Payment Commitment, then Consultant shall invoice CSS, and CSS shall pay Consultant, for such difference; provided, however, that such amount shall be reduced by and to the extent of any earnings and other compensation received by Consultant or accrued for Consultant’s benefit (whether as an employee or as an independent contractor) during such period.
     6. Assignment of Intellectual Property.
In this Agreement, “Intellectual Property” means all works, including literary, pictorial, graphic, sculptural, and architectural work, works of visual art, and other work that may be the subject of copyright protection; advertising and marketing ideas and concepts; information; data; formulae; designs; models; drawings and sketches; computer programs, including all written instructions therefor and documentation thereof; design specifications; flowcharts; trade secrets; and any inventions, including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject of patent protection, and all statutory protection obtained or obtainable thereon.
Consultant hereby assigns to CSS all right, title and interest in and to all Intellectual Property created by Consultant in connection with his services to CSS, including all copyrights, and Consultant agrees that the ownership of same will vest solely in CSS. All Intellectual Property so created by Consultant which is copyrightable, whether or not “work made for hire” under the U.S. Copyright Act of 1976, as amended, will vest solely in CSS. As to copyrights, this assignment will be effective for the entire scope and duration of the copyrights and will specifically include all rights to derivative works. Consultant waives all rights of attribution and integrity for specific works created by Consultant as to all marketing, advertising, and commercial uses thereof. Consultant agrees promptly to execute, without charge, all declarations, assignments and other documents reasonably required by CSS to perfect CSS’ right, title and interest in and to all Intellectual Property.

     7. Confidential Information. Consultant recognizes and acknowledges that by reason of his rendering services to CSS, he has had and will continue to have access to confidential information of CSS and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between CSS and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with CSS and its affiliates (“Confidential Information”). Consultant acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the CSS Representative, unless such information is in the public domain through no fault of Consultant or except as may be required by law.
     8. Equitable Relief.
     (a) Consultant acknowledges that the restrictions contained in Sections 6 and 7 hereof are reasonable and necessary to protect the legitimate interests of CSS and its affiliates, that CSS would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to CSS. Consultant represents and acknowledges that (i) he has been advised by CSS to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review, prior to execution of this Agreement, thoroughly this Agreement with his counsel.
     (b) Consultant agrees that CSS shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 6 or 7 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which CSS may be entitled. In the event that any of the provisions of Sections 6 or 7 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.
     (c) Consultant irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement, including without limitation, any action commenced by CSS for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Consultant may have to the laying of venue of any such suit, action or proceeding in any such court. Consultant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12 hereof.
     (d) Consultant agrees that he will provide, and that CSS may similarly provide, a copy of Sections 6 and 7 of this Agreement to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.
     9. Termination. This Agreement shall terminate prior to the expiration of its Term set forth in Section 2 above upon the occurrence of any one of the following events:
          (a) Disability. In the event that Consultant is unable fully to perform his duties and responsibilities hereunder to the full extent required by the CSS Representative by reason of illness, injury or incapacity for one (1) week, this Agreement may be immediately terminated by CSS, and CSS shall have no further liability or obligation to Consultant for compensation hereunder.
          (b) Death. In the event that Consultant dies during the Term, CSS shall pay to his executors, legal representatives or administrators an amount equal to the compensation earned by Consultant at the date of death, and thereafter CSS shall have no further liability or obligation hereunder to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him.
          (c) Cause. Nothing in this Agreement shall be construed to prevent its termination immediately by CSS at any time for “cause”. For purposes of this Agreement, “cause” shall mean failure of Consultant to perform or observe any of the material terms or provisions of this Agreement or to comply fully with the lawful directives of the CSS Representative, dishonesty, misconduct, conviction of a crime involving moral turpitude, substance abuse, misappropriation of funds, disparagement of CSS (or its management or employees), or other proper cause. CSS’ liability, if any, for payments to Consultant by virtue of any wrongful termination of Consultant’s consulting relationship pursuant to this Agreement shall be reduced by and to the extent of any earnings received by or accrued for the benefit of Consultant during any unexpired part of the Term.
          (d) Without Cause. Notwithstanding any provision in this Agreement to the contrary, CSS may terminate this Agreement at any time for any reason by providing the Consultant with thirty (30) days prior written notice of CSS’ intent to terminate this Agreement.
     10. Survival. Notwithstanding the termination of this Agreement by reason of either Consultant’s disability under Section 9(a), for cause under Section 9(c) or without cause under Section 9(d), his obligations under Sections 6 and 7 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Consultant in Section 8 hereof shall continue in force.
     11. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.
     12. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to CSS, to:
CSS Industries, Inc.
1845 Walnut Street, Suite 800
Philadelphia, PA 19107
Attention: President
with a copy to:
CSS Industries, Inc.
1845 Walnut Street, Suite 800
Philadelphia, PA 19107
Attention: Vice President – Legal and Human Resources
If to Consultant, to:
Clifford E. Pietrafitta
8 Brooks Road
Moorestown, NJ 08057
or to such other names or addresses as CSS or either Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.
     13. Contents of Agreement; Amendment and Assignment.
          (a) This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by CSS and executed on its behalf by a duly authorized officer. Without limitation, nothing in this Agreement shall be construed as giving Consultant any right to render services to CSS beyond the expiration of the Term.
          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Consultant.
     14. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to this end the provisions of this Agreement are declared to be severable.
     15. Remedies Cumulative; No Waiver. No remedy conferred upon CSS by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by CSS in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by CSS from time to time and as often as may be deemed expedient or necessary by CSS in its sole discretion.
     16. Compliance with Business Conduct Guidelines. Consultant shall comply in good faith with the CSS “Business Conduct Guidelines”, a copy of which is attached to this Agreement as Exhibit “A” and incorporated herein by reference.
     17. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement, or causes this Agreement to be executed, as of the date first above written.

CSS INDUSTRIES, INC. (“CSS”)

By: Name:	/s/ Christopher Munyan Christopher Munyan
Title:	President and Chief Executive Officer

By: Name:	/s/ Clifford E. Pietrafitta Clifford E. Pietrafitta (“Consultant”)

EXHIBIT “A”
BUSINESS CONDUCT GUIDELINES
I. Background
The reputation and integrity of CSS Industries, Inc., its subsidiaries and its affiliates (“CSS”), are valuable assets of CSS. CSS expects that each CSS business partner will be responsible for conducting its business in a manner that demonstrates a commitment to the highest standards of integrity. These Guidelines have been developed to assist CSS business partners meet these standards. While these Guidelines are designed to provide helpful guidelines, it is not intended to address every specific situation. Therefore, dishonest conduct, conduct constituting moral turpitude or conduct that is illegal will constitute a violation of these Guidelines, regardless of whether such conduct is specifically referenced in these Guidelines.
II. Overview
CSS expects each of its business partners to comply with all applicable governmental laws, rules and regulations and at all times to observe honest and ethical conduct in the course of its business activities and in the performance of its duties and obligations to CSS.
III. Compliance With Law
All CSS business partners are expected to comply with all applicable laws, rules and regulations, including securities, banking and antitrust laws, as well as rules and regulations adopted under such laws. Examples of criminal violations under these laws include:
•	stealing, embezzling or misapplying corporate or bank funds;
•	using threats, physical force or other unauthorized means to collect money;
•	making false entries in its books and records, or engaging in any conduct that results in the making of such false entries;
•	making a payment for an expressed purpose to an individual who intends to use it for a different purpose;
•	utilizing CSS funds or other assets or services to make a political contribution or expenditure;
•	failing to comply with the letter and spirit of all antitrust laws relating to CSS; and
•	making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials, union employees or businesses in connection with any of CSS’ activities.
CSS must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non-criminal violations.
Compliance with Foreign Corrupt Practices Act (FCPA)
The Foreign Corrupt Practices Act of 1977, as amended (FCPA), makes it a criminal offense to pay, offer, or give anything of value to a foreign official or employees of a foreign government who have discretionary authority with the intent to improperly influence the business decisions of those officials. Foreign persons are covered if they commit an act in furtherance of a bribe while in the United States, as are U.S. businesses and U.S. nationals making payments wholly outside the United States. The FCPA is a criminal statute, and provides potentially severe criminal sanctions for those who fail to comply.

Neither the CSS business partner, nor any of its employees, representatives or agents, may give, or promise to give, money or anything of value to an executive, official, or employee of any customer, government, or its agency, political party (including candidates for political office), or other organization if it could reasonably be construed as being intended to influence CSS’ or the CSS business partner’s business relationship with them. Specifically, such payments must not be made to obtain or retain business or secure any improper advantage. All CSS business partners will exercise due diligence in selecting its employees and agents, will provide appropriate training for them, and will monitor their activities to ensure compliance. Further, all CSS business partners will immediately inform CSS of any alleged or actual violations of the FCPA, and will fully assist CSS in investigating such allegations and remedying any violations.
IV. Fair Dealing
Each CSS business partner should deal fairly and in good faith with CSS and its employees, representatives, agents, customers, suppliers, regulators, and other business partners. Neither the CSS business partner, nor its employees, representatives or agents, may take unfair advantage of anyone through misrepresentation, inappropriate threats, fraud, abuse of confidential information or other related conduct.
V. Proper Use of CSS Assets
CSS assets, including information, materials, supplies, time, intellectual property, facilities, software, and other assets owned or leased by CSS, or that are otherwise in CSS’ possession, may be used by a CSS business partner, or its employees, representatives or agents, only if specifically authorized in writing and only for legitimate business purposes. The use of CSS assets without CSS authorization is prohibited.
VI. Employment/Equal Opportunity
Each CSS business partner will hire, promote, discipline and make all other personnel decisions without regard to race, color, religion, national origin, age, sex, sexual orientation, disability, disabled veteran or Vietnam-era veteran status.
VII. Responsibility
Each CSS business partner shall be responsible for the enforcement of, and compliance with, these Guidelines, including necessary distribution to assure employee knowledge and compliance.